Exhibit 16

[KPMG Letterhead]


February 22, 2005




SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549


Ladies and Gentlemen:



We were previously principal accountants for Laurel Capital Group, Inc. and, under the date of August 30, 2004, we reported on the consolidated financial statements of Laurel Capital Group, Inc. as of and for the years ended June 30, 2004 and 2003. On February 17, 2005, our appointment as principal accountants was terminated. We have read Laurel Capital Group, Inc.'s statements included under Item 4.01 of its Form 8-K dated February 17, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Laurel Capital Group, Inc.'s statements that on February 17, 2005, the audit committee of the Board of Directors of Laurel Capital Group, Inc. notified SR Snodgrass, A.C. it was being engaged to serve as the Company's independent public accountants, that the change in independent public accountants was effected by the audit committee, and during the two fiscal years ended June 30, 2004 and from June 30, 2004 through the engagement of SR Snodgrass as Laurel Capital Group, Inc.'s independent public accountant, that SR Snodgrass was not consulted with respect to any accounting or auditing issues and there was no discussion with the Company regarding the application of accounting principles in a specified transaction, the type of audit opinion that might be rendered in the financial statements, or any matter that was either the subject of a disagreement with KPMG LLP on accounting principles and practices, financial statement disclosure or auditing scope or procedures.



Very truly yours,



                                   KMPG LLP